SCHEDULE OF COMMISSIONS

A.  Incentive Life Plus (Policy Form 94-300)
    -------------------

      Policy Year             Up to CP           Amounts Over CP
      -----------             --------           ---------------
          1st                  50%(2)                 3%(2)
    2nd through 10th            6%(3)                 3%(4)
     11th and later             3%(5)                 3%(5)

    Notes
    -----

    (1) CP = Commissionable Premium. The CP is equal to the lesser of the annualized planned periodic premium, the amount the client intends to pay in the first policy year, and the commissionable target premium (CTP). CTP is actuarially determined based on the age, sex, and risk class of the insured person and the face amount of the policy.

    (2) Production credits are payable on all commissions earned in PYI.

    (3) The 6% is comprised of 4% renewal commission and 2% Transferable Service Fee (TSF).

    (4) The 3% is comprised of 1% renewal commission and 2% TSF.

    (5) The 3% is comprised of 2% TSF and 1% Service Fee Boost (SFB) for those agents who qualify.

At issue ages 0 through 19, the first year commission rate is reduced to 40%. The first year commission rate of 50% is also reduced by 1% for each year that the insured's age exceeds 65, i.e., the rate payable at issue age 66 is 49%.

B.  Corporate Incentive Life (Policy Form 95-300)
    ------------------------

      Policy Year          Up to CP(1)         Over CP
      -----------          -----------         -------
           1                50%(2)(3)           3%(3)
         2 - 10               6%(4)             3%(5)
      11 and later            3%(6)             3%(6)

    Notes
    -----

    (1) CP = Commissionable Premium. The CP is equal to the lesser of the annualized planned periodic premium, the amount the client intends to pay in the first policy year, and the commissionable target premium (CTP). CTP is actuarially determined based on the age, sex, and risk class of the insured person and the face amount of the policy.

    (2) A 50% rate is paid up to CP with 20% payable in the first policy year and the remaining deferred. The deferral rates are 4.5% for policy years 2 through 5 and 12% for year 6. The deferral is paid at the beginning of policy years 2-6 as long as the policy is in force.

    (3) Production credits are payable on all commissions earned in the first policy year.

    (4) The 6% is comprised of 4% renewal and 2% Transferable Service Fee (TSF).

    (5) The 3% is comprised of 2% renewal and 1% Transferable Service Fee (TSF).

    (6) The 3% is comprised of 2% TSF and 1% Service Fee Boost (SFB) for those agents who qualify.

The first year commission rate of 50% is reduced by 1% for each year the insured's age exceeds age 65, i.e., the rate payable at age 66 is 49%.

LCH_1.DOC/27665
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